Exhibit 99.1
SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL
STATEMENTS OF
LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
FOR THE YEAR ENDED DECEMBER 31, 2007

SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL
STATEMENTS OF
LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
FOR THE YEAR ENDED DECEMBER 31, 2007

Report of Independent Auditors
The Board of Directors and Shareholders of
Fidelity National Financial, Inc.
We have audited the accompanying combined balance sheet as of December 31, 2007, of Lawyers Title Insurance Corporation, Commonwealth Land Title Insurance Company, and United Capital Title Insurance Company including the companies listed in Note 1 (collectively referred to as the Companies), and the related combined statements of operations, changes in invested equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Companies’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies listed in Note 1 at December 31, 2007 and the combined results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Richmond, Virginia
March 6, 2009

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED BALANCE SHEET, DECEMBER 31, 2007
(In millions)

ASSETS

INVESTMENTS:
Fixed maturities available-for-sale — at fair value (amortized cost: $977.4)	$991.3
Equity securities available-for-sale — at fair value (cost: $85.6)	81.1
Fixed maturities trading — at fair value	124.5
Short-term investments	111.5

Total Investments	1,308.4

CASH	7.7

ACCRUED INTEREST RECEIVABLE	15.1

NOTES AND ACCOUNTS RECEIVABLE (less allowance for doubtful accounts: $14.0)	60.4

INCOME TAXES RECEIVABLE	5.8

PROPERTY AND EQUIPMENT — at cost (less accumulated depreciation and amortization: $174.7)	69.1

TITLE PLANTS	99.2

GOODWILL	430.1

INTANGIBLE ASSETS (less accumulated amortization: $32.9)	28.6

DEFERRED INCOME TAXES	19.0

ACCOUNTS RECEIVABLE FROM AFFILIATES	126.4

OTHER ASSETS	83.0

Total Assets	$2,252.8

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED BALANCE SHEET, DECEMBER 31, 2007
(In millions)

LIABILITIES

POLICY AND CONTRACT CLAIMS	$875.1

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	126.5

NOTES PAYABLE	15.3

NOTES PAYABLE TO AFFILIATES	13.4

OTHER	22.6

Total Liabilities	1,052.9

INVESTED EQUITY

Invested Equity	1,194.4

Accumulated other comprehensive income	5.5

Total Invested Equity	1,199.9

Total Liabilities and Invested Equity	$2,252.8

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007
(In millions)

REVENUES
Operating revenue	$3,012.2
Investment and other income, net	62.5
Net realized investment gains	16.5

3,091.2

EXPENSES
Agents’ commissions	1,480.3
Salaries and employee benefits	822.4
General, administrative and other	538.3
Provision for policy and contract claims	275.5
Depreciation and amortization	34.2
Interest expense	3.2
Impairment of intangible and long-lived assets	4.5

3,158.4

LOSS BEFORE INCOME TAXES	(67.2)

INCOME TAX BENEFIT	(28.9)

NET LOSS	$(38.3)

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2007
(In millions)

Cash flows from operating activities:
Net loss	$(38.3)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	34.2
Amortization of bond premium	4.3
Impairment of intangible and long-lived assets	4.5
Net realized investment gains	(16.5)
Net change in fair value of trading securities	20.5
Deferred income tax benefit	(25.4)
Loss on disposal of property and equipment	5.4
Change in assets and liabilities, net of businesses acquired:
Accounts and notes receivable	11.9
Income taxes receivable/payable	(1.9)
Accounts payable and accrued expenses	(15.4)
Policy and contract claims	87.9
Other	(13.0)

Net cash provided by operating activities	58.2

Cash flows from investing activities:
Purchases of title plants, property and equipment	(21.9)
Purchases of business, net of cash acquired	(3.0)
Change in short-term investments, net of businesses acquired	39.8
Change in cash surrender value	(1.9)
Cost of investments acquired:
Fixed maturities available-for sale	(234.1)
Equity securities available-for sale	(83.0)
Proceeds from investment sales or maturities:
Fixed maturities available-for-sale	254.1
Equity securities available-for sale	124.8
Other	(1.0)

Net cash provided by investing activities	73.8

Cash flows from financing activities:
Change in advances to LandAmerica	(19.0)
Dividends to LandAmerica	(126.2)
Payments on notes payable	(1.9)

Net cash used in financing activities	(147.1)

Net decrease in cash	(15.1)

Cash at beginning of year	22.8

Cash at end of year	$7.7

Supplemental cash flow information:
Non cash investing activities - transfer of fixed maturities from available-for-sale to trading	$142.6
See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED STATEMENT OF CHANGES IN INVESTED EQUITY
YEAR ENDED DECEMBER 31, 2007
(In millions)

BALANCE — January 1, 2007	$1,375.2

Comprehensive loss:
Net loss	(38.3)
Other comprehensive income (loss)
Net unrealized loss on securities, net of tax benefit of $6.3	(12.2)
Postretirement benefits liability adjustment	1.0
Foreign currency translation	0.4

(10.8)

Dividends paid to LandAmerica	(126.2)

BALANCE — December 31, 2007	$1,199.9

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
NOTES TO COMBINED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
     The special purpose combined carve-out financial statements represent the combined financial position and results of operations of Lawyers Title Insurance Corporation (“LTIC”) and subsidiaries, Commonwealth Land Title Insurance Company (“CLTIC”) and subsidiaries, and United Capital Title Insurance Company (“United Capital”) (collectively, “the Acquired Title Insurance Companies”) formerly subsidiaries of LandAmerica Financial Group, Inc. (“LandAmerica”). A listing of all entities included in the special purpose combined carve-out financial statements is included below. Transnation Title Insurance Company, a wholly-owned subsidiary of LandAmerica, was merged into LTIC during the third quarter of 2008. The carve-out financial statements for the year ended December 31, 2007 reflect the merger as if it occurred as of January 1, 2007.
     LandAmerica is a Virginia corporation which was engaged principally in the title insurance business. On November 26, 2008, LandAmerica filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. On December 21, 2008, Fidelity National Title Insurance Company (“FNTIC”) and Chicago Title Insurance Company (“Chicago”), both subsidiaries of Fidelity National Financial, Inc. (“Fidelity National”), entered into an agreement with LandAmerica to acquire the capital stock of LTIC and CLTIC from LandAmerica. In addition, FNTIC agreed to acquire the capital stock of United Capital Title Insurance Company from an indirect subsidiary of LandAmerica. The transactions were subject to certain closing conditions, which were met to the satisfaction of the parties. Among other conditions, the transactions were subject to clearance by the Federal Trade Commission (the “FTC”), approval by the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) under the provisions of Chapter 11 of the United States Bankruptcy Code and consent of the Nebraska Department of Insurance, and the District Court of Lancaster County.
     The accompanying special purpose combined carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) which differ from statutory accounting practices prescribed or permitted by regulatory authorities for insurance companies.
     The Acquired Title Insurance Companies were an integrated business of LandAmerica that operated as part of a business segment and were not a stand-alone entity. The combined financial statements of the Acquired Title Insurance Companies reflect the assets, liabilities, revenues and expenses, directly attributable to the Acquired Title Insurance Companies, as well as allocations deemed reasonable by management to present the combined financial position, results of operations, changes in invested equity and cash flows of the Acquired Title Insurance Companies on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate and management considers the allocations to be reasonable. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity, and cash flows of the Acquired Title Insurance Companies in the future or what they would have been had the Acquired Title Insurance Companies been a separate, stand-alone entity during the period presented.
Entities Included Within Combined Financial Statements
     Amounts reflected in the combined financial statements or the notes thereto relate to the following continuing operations of the Acquired Title Insurance Companies:
United Capital Title Insurance Company (NAIC #50041)
Commonwealth Land Title Insurance Company (NAIC # 50083)

ClosingGuard, Inc.
Commercial Settlements, Inc.
Commonwealth Land Title Company
Commonwealth Land Title Insurance Company of New Jersey (NAIC # 51195)
LandAmerica Albuquerque Title Company
Longworth Insured Title Agency, LLC
Napa Land Title Company
Portland Financial Services Corporation
Southern Escrow and Title, LLC
Lawyers Title Insurance Corporation (NAIC # 50024)
Biltmore Abstract Limited Partnership
CFS Title Insurance Agency, LLC
LandAmerica Charter Title Company
Charter Title/Sugarland, Ltd.
Lawyers Holding Corporation
Lawyers Title Company
LandAmerica Account Servicing, Inc.
Lawyers Title of Arizona, Inc.
Lawyers Title Agency of Arizona, LLC
Lawyers Title of Nevada, Inc.
Lawyers Title Realty Services, Inc.
Lion Abstract Limited Partnership
LTIC Alliance, LLC
HL Title Agency, LLC
Memphis, TN Joint Plant, LLC
Property Title Insurance Corporation
APEX Title Insurance Corporation
Cancellation Services, Inc.
Rainier Title, LLC
RE/Affirm Title Agency, LLC
Transnation Title Insurance Company
Colorado National Title, Inc.
Gateway Title company
Land Title Agency, Inc.
Northpoint Escrow & Title, LLC
Pinnacle Title Agency of Arizona, LLC d/b/a Transnation Title Agency
Portland Title Agency, LLC
Transnation Title & Escrow, Inc.
Title Transfer Services, Inc.
     When used in these notes, the terms “we,” “us” or “our” means the Acquired Title Insurance Companies and all entities included in our combined financial statements.
Organization
     We are engaged principally in the title insurance business. Title insurance policies are insured statements of the condition of title to real property, showing ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record and certain other matters not of public record. Our business results primarily from resales and refinancings of residential real estate and to a lesser extent, from commercial transactions and the sale of new housing.
Use of Estimates
     The preparation of the special purpose combined carve-out financial statements in conformity with generally accepted accounting principles requires that we make estimates and assumptions that affect the allocations and amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Combination
     The accompanying combined financial statements include the accounts and operations of the Acquired Title Insurance Companies, after intercompany eliminations. We also combine any variable interest entity of which we are the primary beneficiary in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Variable Interest Entities. Our investments in non-majority owned partnerships and affiliates that are not variable interest entities are accounted for under the equity method.
Investments
     Available-for-sale fixed-maturity and equity securities are carried at fair value. Debt securities and mandatorily redeemable preferred stock are classified as fixed maturities. The change in the unrealized appreciation and depreciation on such available-for-sale securities is reported as a separate component of invested equity. The amortization of premiums and accretion of discounts related to debt securities acquired at other than par value is included in net investment income.
     Trading fixed-maturity securities are carried at fair value with the holding gains and losses included in net realized investment gains and losses in the current period.
     Mortgage-backed securities in our available-for-sale portfolio are accounted for on the retrospective method.
     Short-term investments consist primarily of securities purchased under agreements to resell commercial paper and money market instruments and have an original maturity of one year or less. Short-term investments are carried at amortized cost, which approximates fair value.
     Realized gains and losses on the sale of investments, as well as declines in value of a security considered to be other than temporary, are recognized in operations on the specific identification basis.
Notes and Accounts Receivable
     The carrying value of notes and accounts receivable approximates fair value. The allowance for doubtful accounts represents an estimate of amounts considered uncollectible and is determined based on our evaluation of historical collection experience, adverse situations which may affect an individual customer’s ability to repay and prevailing economic conditions.
Property and Equipment
     Property and equipment, including capitalized software costs, is recorded at cost less accumulated depreciation and amortization. Software costs are capitalized when it reaches the application development stage until the software is ready for use.
     Property and equipment is depreciated principally on a straight-line basis over the estimated useful lives of the various assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets. Depreciation lives range from 3 to 10 years for furniture and equipment, 5 to 40 years for buildings and leasehold improvements and approximately 3 years for capitalized software.
Title Plants
     Title plants are compilations of copies of public records, maps, and documents that are indexed to specific properties in an area and are generally carried at cost. The costs of acquiring existing title plants and building new title plants, prior to the time that a plant is put into operation, are capitalized. Costs associated with current maintenance, such as salaries and supplies, are charged to expense in the year incurred. Properly maintained title plants are not amortized or depreciated because there is no indication of decline in their value. We review our title plants for impairment on an annual basis or sooner if events or changes in circumstances are deemed to be an indicator of impairment. During 2007, we identified certain title plants in the Acquired Title Insurance Companies that would not continue to be used and maintained. Accordingly, we recorded an impairment charge of $1.5 million in 2007.
Goodwill
     Goodwill is the excess of the purchase price over the fair value of net assets acquired. Goodwill is tested for recoverability annually, or sooner if events or changes in circumstances indicate that the carrying amount of the reporting units, including goodwill, may exceed their fair values. The Acquired Title Insurance Companies are deemed to be a single reporting unit determined in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The fair value of the reporting unit is determined using a cash flow analysis which projects the future cash flows produced by the reporting unit and discounts those cash flows to the present value. The projection of future cash flows is necessarily dependent upon assumptions on the future levels of income as well as business trends, prospects and market and economic conditions. When the fair value is less than the carrying value for the net assets of the reporting unit, including goodwill, an impairment loss may be charged to operations. Based on our annual analysis on October 1, no impairment was identified for the year ended December 31, 2007.
     We allocated goodwill from LandAmerica to the Acquired Title Insurance Companies based on their relative fair value using a weighted average calculation of net tangible book value and operating revenue. Refer to Note 14 for a discussion of events occurring subsequent to December 31, 2007 which affected our estimate of goodwill as of September 30, 2008.
Intangible Assets
     Intangible assets primarily include capitalized customer relationships and non-competition arrangements. These assets were initially recognized and measured at fair value in accordance with SFAS No. 141, Business Combinations. These assets are amortized on a straight-line basis over their expected useful lives of 5 to 10 years. In 2007, we identified certain intangible assets that were impaired. See Note 4 for additional information.
Impairment of Long-lived Assets
     Long-lived assets, other than goodwill, are tested for impairment whenever recognized events or changes in circumstances indicate that the carrying value of these assets may exceed fair value. If indicators of impairment are present, we test the recoverability of such assets by projecting undiscounted cash flows expected to be generated from the use of those assets and their eventual disposal. If the projected undiscounted cash flows are less than the carrying values, the recovered amounts are written down to fair value.
Policy and Contract Claims Liability
     Policy and contract claims represent the estimated ultimate net cost of all reported and unreported losses incurred for policies for which revenue has been recognized through December 31, 2007. We reserve for reported claims based on a review of the estimated amount of the claims and costs required to settle the claim. The reserves for unreported losses and loss adjustment expenses are estimated using historical loss and loss development analyses.
     Title insurance reserve estimates are subject to a significant degree of inherent variability due to the length of time over which claim payments are made and the effects of external factors, such as general economic conditions. Although we believe that the reserve for policy and contract claims is reasonable, it is possible that our actual incurred policy and contract claims will not conform to the assumptions inherent in the determination of these reserves. Accordingly, the ultimate settlement of policy and contract claims may vary significantly from the estimates included in our financial statements. We believe that the reserve for policy and contract claims was our best estimate of the future costs to settle claims at December 31, 2007. The estimates are continually reviewed and adjusted as experience develops or new information becomes known; such adjustments are included in current operations. Refer to Note 14 for discussion of events occurring subsequent to December 31, 2007 which affected our estimates of policy and contract claims liability at that date.

Income Taxes
     Our results of operations have historically been included in the consolidated tax return of LandAmerica. The income tax amounts reflected in the combined carve-out financial statements have been allocated based on taxable income directly attributable to the Acquired Title Insurance Companies, resulting in a stand-alone presentation. We believe the assumptions underlying the allocation of income taxes are reasonable. However the amounts allocated for income taxes in the carve-out financial statements are not necessarily indicative of the amounts of income taxes that would have been recorded had the Acquired Title Insurance Companies been operated as a separate stand-alone entity.
     Deferred income taxes reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Future tax benefits are recognized to the extent that realization of such benefits are more likely than not.
Escrow and Trust Deposits
     As a service to our customers, we administer escrow and trust deposits which represent undisbursed amounts received for settlements of real estate transactions. These escrow and trust deposits totaling approximately $2,166.9 million at December 31, 2007, are not considered our assets and are excluded from the accompanying combined balance sheet.
Revenue Recognition
     Premiums on title insurance policies are recognized as revenue when we are legally or contractually entitled to collect the premium. Revenues from title policies issued through independent agents are recognized when the policies are reported by the agent and are recorded on a “gross” basis (before the deduction of agent commissions). Title search and escrow fees are recorded as revenue when the order is closed.
Fair Values of Financial Instruments
     The carrying amounts reported in the balance sheet for cash, short-term investments, and notes and accounts receivable approximate those assets’ fair values. Fair values for investment securities are based on quoted market prices, to the extent they are available, or pricing models that vary by asset class and incorporate available trade, bid and other market information.
Postretirement and Post Employment Benefits
     Eligible active and former employees of the Acquired Title Insurance Companies participated in a non-contributory defined benefit plan and defined benefit life and health care plans that provided postretirement medical, dental and life insurance benefits sponsored by LandAmerica. Costs associated with these plans were allocated to the Acquired Title Insurance Companies based on the costs associated with our participating employees as a percentage of the total costs of all plan participants.
     The Acquired Title Insurance Companies maintained certain deferred compensation plans (the “Plans”) which were available to certain management level employees and directors. The Plans permitted participants to defer receipt of part of their current compensation. The compensation withheld from Plan participants, together with investment income on the Plan, was recorded as a deferred compensation obligation to participants and is included as a liability in the accompanying combined balance sheets. The related plans assets were classified within other assets in the accompanying combined balance sheets and were reported at market value. At December 31, 2007, the balance of the deferred compensation liability totaled $11.3 million. In addition to liabilities associated with the Plans, the Acquired Title Insurance Companies were allocated certain expenses related to other deferred compensation plans maintained by LandAmerica. Those plans were not sponsored by the Acquired Title Insurance Companies, and the related plan assets and liabilities are not included in the accompanying special purpose combined carve-out financial statements. See Note 7 for additional information.

Recently Issued Accounting Standards
     In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) replaces SFAS 141, Business Combinations (“SFAS 141”), but retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2009. The effect of adopting SFAS 141(R) will be dependent on future business combinations that we may pursue after its effective date.
     In December 2007, FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement changes the way the consolidated statement of operations are presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after January 1, 2009 and is to be applied prospectively except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented.
     In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for us beginning January 1, 2008 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in the financial statements. In February 2008, FASB issued Staff Position No. 157-b, Effective Date of FASB Statement No. 157 (“FSP 157-b”). FSP 157-b delayed the effective date of SFAS 157 for all non financial assets and liabilities to fiscal years beginning January 1, 2009. The provisions of SFAS 157 that are to be applied prospectively for financial assets and liabilities will not have a material effect on our Combined Financial Statements. We are evaluating the effect of adopting SFAS 157 on our Combined Financial Statements for non financial assets and liabilities.
     In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. SFAS 159 is effective for us on January 1, 2008. We did not apply the fair value option to any of our outstanding instruments; therefore, SFAS 159 did not have an effect on our Combined Financial Statements.
     In March 2007, FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF No. 06-10”). EITF No. 06-10 requires an employer to recognize a liability for the post-retirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either SFAS 106 or Accounting Principles Board (“APB”) Opinion No. 12 if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit. EITF No. 06-10 also requires an employer to recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF No. 06-10 is effective for us January 1, 2008. We have determined that the adoption of EITF No. 06-10 will not have a material effect on our Combined Financial Statements.

Recently Adopted Accounting Standards
     In June 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48) and in May 2007, FASB issued FASB Staff Position FIN-48-1, Definition of Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FSP FIN-48-1 provides guidance on how an enterprise should determine whether a tax provision is effectively settled for the purpose of recognizing previously unrecognized tax benefits. We adopted the provisions of FIN 48 on January 1, 2007. Upon adoption, the balance of the unrecognized tax benefits was $2.1 million.
2. INVESTMENTS
     The amortized cost and estimated fair value of available-for-sale fixed-maturity securities at December 31, 2007 were as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(In millions)
U.S. treasury securities	$20.6	$1.0	$—	$21.6

Obligations of U.S. government corporations and agencies	4.1	—	—	4.1

Obligations of states and political subdivisions	440.7	11.1	(0.4)	451.4

Fixed maturities issued by foreign governments	5.4	—	—	5.4

Public utilities	20.1	0.3	(0.3)	20.1

Corporate securities	237.0	3.1	(2.2)	237.9

Mortgage-backed securities	244.1	3.3	(1.1)	246.3

Preferred stock	5.4	—	(0.9)	4.5

Fixed maturities	$977.4	$18.8	$(4.9)	$991.3

     The amortized cost and estimated fair value of available-for-sale fixed-maturity securities at December 31, 2007, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

		Estimated
	Amortized	Fair
	Cost	Value
	(In millions)
Due in one year or less	$39.4	$39.6

Due after one year through five years	244.8	249.5

Due after five years through ten years	296.0	302.0

Due after ten years	153.1	153.9

Mortgage-backed securities	244.1	246.3

	$977.4	$991.3

     Realized and unrealized (losses) gains representing the change in fair value and cost on fixed-maturity and equity securities for the year ended December 31, 2007 are summarized below:

(In millions)

Net realized (losses) gains:
Fixed maturities	$(0.2)
Equity securities	14.6
Change in unrealized holding gains - trading securities	2.1

$16.5

Change in unrealized gains (losses):
Fixed maturities	$4.4
Equity securities	(22.9)

$(18.5)

     Gross unrealized gains and (losses) relating to investments in equity securities were $5.1 million and $(9.6) million at December 31, 2007.

     Gross unrealized losses and fair value related to our available-for-sale securities and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 were as follows:

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In millions)
Fixed maturities :

U.S. treasuries	$—	$—	$0.8	$—	$0.8	$—

U.S. government corporations and agencies	0.5	—	1.5	—	2.0	—

States and political subdivisions	26.7	0.3	26.1	0.1	52.8	0.4

Fixed maturities issued by foreign governments	—	—	3.6	—	3.6	—

Public utilities	5.9	0.2	2.9	0.1	8.8	0.3

Corporate securities	42.7	1.1	44.6	1.1	87.3	2.2

Mortgage-backed securities	12.1	0.2	67.0	0.9	79.1	1.1

Preferred stock	4.0	0.9	—	—	4.0	0.9

Equity securities	37.5	8.6	2.2	1.0	39.7	9.6

Total	$129.4	$11.3	$148.7	$3.2	$278.1	$14.5

     At December 31, 2007, we held 683 securities which were in an unrealized loss position with a total estimated fair value of $278.1 million and gross unrealized losses of $14.5 million. Of the 683 securities, 186 had been in a continuous unrealized loss position for greater than one year and had a total estimated fair value of $148.7 million and gross unrealized losses of $3.2 million. The 186 securities with unrealized losses in excess of twelve months were investment grade debt and equity securities which we had the intent and the ability to hold until recovery.
     We review the status of each security quarterly to determine whether an other-than-temporary impairment has occurred. In making our determination, we consider a number of factors including: (1) the significance of the decline, (2) whether the securities were rated below investment grade, (3) how long the securities have been in the unrealized loss position, and (4) our ability and intent to retain the investment for a sufficient period of time for it to recover. We have concluded that none of the available-for-sale securities with unrealized losses at December 31, 2007 has experienced an other-than-temporary impairment.
     The proceeds and gross realized gains (losses) from the sale of available-for-sale securities, net of calls or maturities, during the year ended December 31, 2007 were as follows:

(In millions)
Fixed maturities:
Proceeds	$160.4
Gross realized gains	0.7
Gross realized losses	(1.3)

Equity securities:
Proceeds	$124.8
Gross realized gains	21.6
Gross realized losses	(7.0)

     At December 31, 2007, no industry group comprised more than 10 percent of our investment portfolio. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.
     At December 31, 2007, we did not hold any fixed-maturity securities in any single issuer which exceeded 10 percent of invested equity other than securities issued or guaranteed by the U.S. government.
Investment Income
     Earnings on investments and net realized investment gains for the year ended December 31, 2007 follow:

(In millions)

Fixed maturities	$54.6
Net realized gains	16.5
Short-term investments	6.4
Equity securities	4.4
Other investment income	0.1

Total investment income	82.0
Investment expenses	(2.3)

Net investment income	79.7

Other expenses	(0.7)

Investment income and net realized investment gains	$79.0

Transfers to Trading Portfolio
     During first quarter 2007, we began actively trading $142.6 million of our fixed maturity securities previously classified as available-for-sale securities. We classify our fixed-maturity and equity investments as trading or available-for-sale. Trading investments are bought and held principally for the purpose of selling them in the near term. All fixed-maturity and equity investments not classified as trading are classified as available-for-sale.
     Our investment portfolio is managed by professional investment advisors under guidelines that govern the types of permissible investments, investment quality, maturity, duration, and concentration of issuer to comply with the various state regulatory requirements while maximizing net after-tax yield. These guidelines and our investment strategies are established and periodically reexamined by the Investment Funds Committee of our Board of Directors. In first quarter 2007, we decided to modify our investment strategy and engage a new investment advisor for a portion of our investment portfolio with the intent to actively trade these securities for the purpose of profit taking and maximizing the total return of the portfolio. Although the market value of our trading securities may be similar to past statements, the individual securities may be significantly different from period to period. Because of the investment advisor’s style of active and frequent trading, the securities under their management were reclassified from available-for-sale to trading. During first quarter 2007, we transferred $142.6 million of our fixed-maturity securities from available-for-sale securities to trading securities. Additionally $2.3 million of unrealized gains on these available-for-sale securities which were previously included in accumulated other comprehensive income (loss) were reclassified and recorded in the combined statement of operations caption “Net realized investment gains.” We did not transfer any of our securities between investment categories during the remainder of 2007.
3. PROPERTY AND EQUIPMENT
     Property and equipment consisted of the following at December 31, 2007:

(In millions)

Furniture and equipment	$179.7
Buildings and leasehold improvements	41.2
Capitalized software	22.0
Land	0.9

243.8

Accumulated depreciation and amortization	(174.7)

Net property and equipment	$69.1

4. INTANGIBLES
     The following table presents details of our intangible assets that are subject to amortization as of December 31, 2007:

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net
		(In millions)

Customer relationships	$34.4	$(12.9)	$21.5
Non-compete agreements	27.0	(20.0)	7.0
Other	0.1	—	0.1

	$61.5	$(32.9)	$28.6

     The estimated future amortization expense of intangible assets for the next five years is $6.7 million in 2008, $6.3 million in 2009, $4.1 million in 2010, $3.5 million in 2011, and $3.4 million in 2012.
     In 2007, we determined that a non-competition intangible asset was impaired and we recorded an impairment loss of $3.0 million.
5. POLICY AND CONTRACT CLAIMS
     A summary of our policy and contract claims, broken down into its components of known claims and incurred but not reported claims (“IBNR”) follows:

	December 31, 2007
	(Dollars in millions)

Known claims	$165.1	18.9%
IBNR	710.0	81.1

Total policy and contract claims	$875.1	100.0%

     Reserves for known claims include the estimated amount of the claim and the costs required to resolve the claim. A provision for estimated claims that are incurred but not yet reported is established at the time premium revenue is recognized based on reported claims, historical loss experience and other factors, including industry trends.

     Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows:

2007
(In millions)

Balance at January 1	$787.2

Provision related to:
Current year	222.1
Prior years	53.4

Total incurred	275.5

Paid related to:
Current year	22.5
Prior years	165.1

Total paid	187.6

Balance at December 31	$875.1

     Current year incurred losses include escrow and small claims payments.
     The provision for title losses as a percentage of title operating revenues was 9.1 percent for 2007. The provision related to prior years was due to upward development primarily in policy years 2004, 2005 and 2006. The claims rate for the 2007 policy year was 7.0 percent. See Note 14 for a discussion of events occurring subsequent to December 31, 2007 which affected our estimate of the liability for policy and contract claims.
6. INCOME TAXES
     Taxable income (loss) generated by the Acquired Title Insurance Companies has been included in the consolidated federal income tax returns of LandAmerica and certain of its state income tax returns. LandAmerica has allocated income taxes to the Acquired Title Insurance Companies in the accompanying combined financial statements as if the Acquired Title Insurance Companies were held in a separate corporation which filed separate income tax returns. Management believes the assumptions underlying its allocation of income taxes on a separate return basis are reasonable; however, these are not necessarily indicative of the actual amount of income taxes that would have been recorded had the Acquired Title Insurance Companies been held within a separate stand-alone entity.

     Significant components of our deferred tax assets and liabilities at December 31, 2007 were as follows:

(In millions)

Policy and contract claims	$25.3
Legal settlement accrual	6.4
Exit and termination accrual	5.7
Allowance for bad debts	5.4
Employee benefit plans	4.8
Other intangible assets	0.9
Other	3.9

Total deferred tax assets	52.4

Goodwill	(13.2)
Title plants	(11.5)
Property and equipment	(3.0)
Unrealized losses	(2.9)
Capitalized system development costs	(0.6)
Other	(2.2)

Total deferred tax liabilities	(33.4)

Net deferred tax asset	$19.0

     In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which those temporary differences are deductible. At December 31, 2007, no valuation allowance was recorded.
     The breakout of our income tax (benefit) expense between current and deferred is as follows:

2007
(In millions)
Current:
Federal	$1.0
State	(4.4)
Foreign	(0.1)

Total	(3.5)

Deferred:
Federal	(22.9)
State	(0.8)
Foreign	(1.7)

Total	(25.4)

Net tax benefit	$(28.9)

     The provision for income tax differs from the amount of income tax determined by applying the U.S. statutory income tax rate (35 percent) to pretax income as a result of the following:

2007
(In millions)

Tax benefit at federal statutory rate	$(23.5)
Nontaxable interest	(6.1)
Meals and entertainment	4.5
State income taxes, net of federal benefit	(3.4)
Other, net	(0.4)

Income tax benefit	$(28.9)

     On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) and FASB Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). At January 1, 2007, the balance of the unrecognized tax benefits was $2.1 million which, if recognized, would affect our effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)

Balance January 1, 2007	$2.1
Gross decreases in unrecognized tax benefits — related to prior periods	—
Additions in unrecognized tax benefits — current period	0.5

Balance December 31, 2007	$2.6

     LandAmerica files tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. It is reasonably possible that within the next twelve months the amount of unrecognized tax benefits will increase as a result of other tax positions taken during the current period, the nature of which are consistent with those unrecognized tax benefits at December 31, 2007. The estimated range of the increase is from $2.4 million to $2.6 million.
     As a result of an audit of the 2003 to 2004 tax years, the Internal Revenue Service (“IRS”) has proposed certain adjustments related to our tax treatment of agency revenue. Currently, revenue from title policies issued through independent agents is recognized when the policies are reported by the agent for book and tax purposes. The IRS believes we are required to estimate the income and commissions associated with the sale of policies by agents during the tax year. The effect of this proposed adjustment would be an increase in the current tax liability and an increase in deferred tax assets of approximately $35 million. However, LandAmerica is disputing the proposed adjustment as they continue to believe that our tax treatment of these transactions is correct and they believe LandAmerica will prevail in any dispute with the IRS related to this matter. Accordingly, no interest or penalties have been accrued for this proposed IRS adjustment as of December 31, 2007. LandAmerica expects to defend the matter vigorously through the IRS appeal process and, if necessary, through litigation. We do not expect that the ultimate resolution of this matter will have a material adverse impact on our financial condition or results of operations.
7. INVESTED EQUITY
Stock Options and Award Plans
     Employees of the Acquired Title Insurance Companies participated in various stock option and award plans sponsored by LandAmerica. Compensation expense associated with these plans was allocated to the Acquired Title Insurance Companies based on a proration of actual expenses. Expenses recorded for these plans in the accompanying combined statements of operations were $8.1 million in 2007.

Deferral Plans
     LandAmerica sponsored the LandAmerica Financial Group, Inc. Executive Voluntary Deferral Plan and the Outside Directors Deferral Plan (collectively, “the LandAmerica Deferral Plans”). Under the Executive Voluntary Deferral Plan, executives deferred eligible compensation into deferred stock units or a cash account bearing interest at a fixed rate of return and under the Outside Directors Deferral Plan, directors deferred eligible compensation into deferred stock units bearing interest at a fixed rate of return. A trust has been established to hold the shares of common stock to be used to fund payments to executives and directors. LandAmerica provided the trustee of the Plans with the funds to purchase shares of common stock on the open market to match the number of deferred stock units credited to participants’ accounts under the deferral plans. The aggregate number of shares purchased by the trustee of the plans in 2007 was 42,451 at a cost of $2.7 million. Certain costs associated with the LandAmerica Deferral Plans were allocated to us, and expenses of $2.6 million are reflected in salaries and employee benefits in the accompanying combined statement of operations. The LandAmerica Deferral Plans were not sponsored or directly funded by us, and accordingly, no assets or liabilities associated with the plans are reflected in the accompanying combined balance sheet. The LandAmerica Deferral Plans were assumed by Fidelity National in December 2008.
Comprehensive Income
     We have elected to display comprehensive income in the statement of invested equity, net of reclassification adjustments. Reclassification adjustments are made to avoid double counting in comprehensive income items that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income in that period or earlier periods.
     A summary of unrealized investment losses and reclassification adjustments, net of tax, of available-for-sale securities for the year ended December 31, 2007 were as follows:

(In millions)

Unrealized holding losses arising during the period	$(3.0)
Reclassification adjustment for losses previously included in other comprehensive income (net of tax benefit of $5.1 million)	(9.2)

Net unrealized holding losses arising during the period	$(12.2)

     Accumulated other comprehensive income (loss) at December 31, 2007 was as follows:

(In millions)

Accumulated other comprehensive income (loss):
Unrealized investment gains, net of tax	$6.0
Postretirement benefits liability, net of tax	(0.6)
Foreign currency translation	0.1

$5.5

8. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
     Certain active and former employees of the Acquired Title Insurance Companies were eligible to participate in a cash balance pension plan sponsored by LandAmerica which was frozen effective December 31, 2004. Additionally, certain active and former employees were eligible to participate in a postretirement benefit plan sponsored by LandAmerica that provided healthcare and life insurance benefits. The postretirement benefit plan was terminated in November 2008. Expenses recorded in salaries and employee benefits for these plans in the accompanying combined statement of operations were $8.8 million in 2007.

9. COMMITMENTS AND CONTINGENCIES
Lease Commitments
     We conduct a major portion of our operations from leased office facilities under operating leases that generally expire over the next 10 years but are renewable. Additionally, we lease data processing and other equipment under operating leases that generally expire over the next five years but for the most part are renewable.
     Following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007.

(In millions)
2008	$72.0
2009	54.5
2010	38.2
2011	23.3
2012	12.5
Thereafter	16.4

$216.9

     Rent expense was $81.7 million in 2007.
Concentrations of Credit Risk and Significant Customers
     Although we conduct our business primarily on a national basis through a network of branch and agency offices, approximately 51 percent of combined title revenues for the year ended December 31, 2007 were generated in the states of California, Texas, New York, Florida and Pennsylvania.
Pending Legal Proceedings
General
     We are involved in certain litigation arising in the ordinary course of our businesses. Although the ultimate outcome of these matters cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, based on current knowledge we believe that the resolution of these matters will not have a material adverse effect on our financial position or results of operations.
     We believe that the pending legal proceedings listed below are the only material ones we are involved in that depart from customary actions arising in the ordinary course of our business. Pending legal proceedings are subject to many uncertainties and complexities, including but not limited to: the underlying facts of each matter; variations between jurisdictions in which matters are being litigated; differences in applicable laws and judicial interpretations; the length of time before many of these matters might be resolved by settlement or through litigation; the timing and structure of their resolution relative to other similar cases brought against other companies; the fact that many of these matters are putative class actions in which a class is not clearly defined and has not been certified; the fact that many of these matters involve multi-state class actions in which the applicable laws for the claims at issue are in dispute and therefore unclear; and the current challenging legal environment faced by large corporations and insurance companies. For the reasons specified herein, at this stage of the litigation, the amount or range of loss that could result from an unfavorable outcome cannot be reasonably estimated, except with respect to a reserve of $10 million established during third quarter 2007 in connection with the “Henderson Suit” and the “Alberton Suit” (both as hereinafter defined).
Litigation Not in the Ordinary Course of Business
     On January 25, 2002, Miles R. Henderson and Patricia A. Henderson (“Henderson Plaintiffs”) filed a putative class action suit (the “Henderson Suit”) against Lawyers Title Insurance Corporation (“Lawyers Title”) in the Court of Common Pleas for Cuyahoga County, Ohio. Lawyers Title removed the case to the District Court for the Northern District of Ohio on March 6, 2002 and the Henderson Plaintiffs amended the complaint on March 8, 2002. On June 28, 2002, the District Court remanded the case to the Court of Common Pleas for Cuyahoga County, Ohio. A similar putative class action suit was filed against Commonwealth Land Title Insurance Company (“Commonwealth”), by Rodney P. Simon and Tracy L. Simon (“Simon Plaintiffs”) in the Court of Common Pleas for Cuyahoga County, Ohio on March 5, 2003. Plaintiffs’ allege in both suits that the defendants charged original rates for owners’ title insurance policies instead of a lower reissue rates for which the customers were eligible. Both defendants moved to compel arbitration of the Plaintiffs’ claims, but lost the motion in the trial court and on appeal to the Ohio Supreme Court. On remand to the trial court, the Henderson Plaintiffs moved to certify a class of all sellers and buyers of residential property in Ohio who paid the higher original rate from 1992 to the present. The Simon Plaintiffs asked for the certification of a class of all sellers of residential property in Ohio, who paid the original rate from 1993 to the present. Both complaints demand an unspecified amount of compensatory damages, declaratory and injunctive relief, punitive damages and attorneys’ fees and costs. In December 2007, a voluntary mediation was held in the Henderson Suit that resulted in a settlement within the reserve established during third quarter 2007. The settlement was preliminarily approved by the court and a fairness hearing is set for March 10, 2009, after notice to the class. No hearing on the Simon Plaintiffs’ Motion for Class Certification has been scheduled. Should further litigation prove necessary in either the Henderson Suit or the Simon Suit, defendants believe that they have meritorious defenses.
     On September 20, 2004, Kenneth and Deete Higgins (“Higgins Plaintiffs”) filed a putative class action suit (“Higgins Suit”) against Commonwealth in the Circuit Court of Nassau County, Florida. On February 3, 2005 the Higgins Plaintiffs amended their complaint to allege that Commonwealth charged refinance borrowers higher basic rates for title insurance, rather than the lower reissue rates for which they qualified. The Higgins Suit also states that Commonwealth failed to disclose the potential availability of the lower rates to customers. The Higgins Plaintiffs seek to have the case certified as a class action on behalf of all Florida persons or entities that refinanced their mortgages or fee interest on the identical premises from July 1, 1999 to the present where there was no change in the fee ownership and who were charge a premium in excess of the reissue rate. The Higgins Plaintiffs demand an unspecified amount of compensatory damages, declaratory relief, attorney fees, costs and pre-judgment interest. Initial discovery was exchanged between the parties. Commonwealth objected to discovery requests made by the Higgins Plaintiffs as overly broad and burdensome. Commonwealth also objected to answering interrogatories and producing documents in the possession of its agents. The Higgins Plaintiffs moved to compel a response to this discovery, which motion was granted by the trial Court. Commonwealth filed a Petition for Writ of Certiorari to the First District Court of Appeal to overturn the trial court’s ruling. On March 6, 2008, the appellate court vacated the trial court’s order compelling discovery. It held that a defendant could not be required to produce such burdensome discovery prior to certification of a class. The appellate court remanded the case to the trial court to craft a less burdensome order. No motion for class certification has been filed to date and Commonwealth believes it has meritorious defenses.
     On July 24, 2006, A.D. Alberton filed a putative class action suit (“Alberton Suit”) against Commonwealth that is pending after removal in the United States District Court for the Eastern District of Pennsylvania. The Alberton Suit alleges that Commonwealth charged rates for title insurance in excess of statutorily mandated rates and/or failed to disclose to consumers that they were entitled to reduced title insurance premiums. Alberton seeks to represent a class of all consumers who paid premiums for title insurance on property located in Pennsylvania in excess of the statutorily mandated rates and/or failed to disclose to consumers that they were entitled to a discount during the period of January 2000 until August 2005. He demands an unspecified amount of compensatory damages, declaratory relief, triple damages, restitution, pre-judgment and post-judgment interest and expert fees, attorneys’ fees and costs. On January 31, 2008, the court certified a class of all persons who from July 25, 2000 until August 1, 2005 paid premiums for title insurance from Commonwealth in connection with a refinance of a mortgage or fee interest on Pennsylvania properties that were insured by a prior title insurance policy within ten years of the refinance transaction and were not charged the applicable reissue rate or refinance rate discount on file with the Pennsylvania Insurance Commissioner. The court divided the class into two subclasses: one made up of individuals who had refinanced their mortgage within three years of purchasing title insurance; and a second subclass of individuals who had refinanced more than three years but less than ten years of their original purchase of title insurance. Alberton was named class representative of the subclass who had refinanced within three years and ordered to name a class representative for the second subclass. Thereafter, an amended complaint was filed naming Mark Kessler as the second subclass representative. Alberton and Kessler have submitted a preliminary class notice to the court, which is pending approval. Motions for Summary Judgment are due by August 18, 2009. Trial is tentatively scheduled for October 21, 2009. A similar putative class case was filed against Lawyers Title by Sharlee

L. DeCooman (“DeCooman”) in the Court of Common Pleas of Allegheny County, Pennsylvania on or about August 12, 2005. On November 1, 2005, DeCooman filed an amended complaint alleging that Lawyers Title charged the basic rate rather than a reissue or discounted rate to certain customers eligible for a lower rate. DeCooman seeks to represent a class of all owners of residential real estate in Pennsylvania who, at any time during the ten years prior to August 12, 2005 paid premiums for the purchase of title insurance from Lawyers Title, qualified for a reissue or other discounted rate and did not receive such rate. DeCooman demands an unspecified amount of compensatory damages, punitive damages, triple damages, prejudgment interest and attorneys’ fees, litigation expenses and costs. A class certification hearing in DeCooman was held on October 9, 2007, but no decision has been issued. Commonwealth and Lawyers Title believe they have meritorious defenses to both of these lawsuits.
     On December 3, 2007, a former title officer for Lawyers Title Company (“LTC”) in California filed a putative class action suit against LTC and LandAmerica Financial Group, Inc. (“LFG”) (together, “Defendants”) in the Superior Court of California for Los Angeles County (Chaffin v. LTC and LFG, filed on December 3, 2007 in the Superior Court for Los Angeles County). A similar putative class action was filed against Defendants by former LTC escrow officers in California, in the same court on December 12, 2007 (Hay et al. v. Lawyers Title Company and LandAmerica Financial Group, Inc., filed on December 12, 2007 in the Superior Court for Los Angeles County). Plaintiffs’ complaints in both lawsuits allege failure to pay overtime and other related violations of the California Labor Code, as well as unfair business practices under the California Business and Professions Code § 17200 on behalf of all current and former California title and escrow officers. The underlying basis for both lawsuits is an alleged misclassification of title and escrow officers as “exempt” employees for purposes of the California Labor Code, which resulted in a failure to pay overtime and provide for required meal and rest breaks. Although such employees were reclassified as “non-exempt” beginning on January 1, 2006, the complaints allege similar violations of the California Labor Code even after that date for alleged “off-the-clock” work. Plaintiffs’ complaints in both cases demand an unspecified amount of back wages, statutory penalties, declaratory and injunctive relief, punitive damages, interest, and attorneys’ fees and costs. Plaintiffs have yet to file a motion for class certification, as the parties have agreed to mediation in May 2009. Should further litigation prove necessary following the mediation, Defendants believe they have meritorious defenses both to class certification and to liability. In our opinion, while some of these matters may b e material to our operting results for a particular period if an unfavorable outcome results, none will have a material adverse effect on our overall financial condition.
     We are defendants in a number of other purported class action cases pending in various states that include allegations that certain consumers were overcharged for title insurance and/or related services. The dollar amount of damages sought has generally not been specified in these cases except for jurisdictional limits. We intend to vigorously defend these actions.
Regulatory Proceedings
     We have received certain information requests and subpoenas from various regulatory authorities relating to our business practices and those of the title insurance industry.
     Various government entities have implemented, are about to implement or are considering implementation of, title insurance product, market, pricing, business practice, and regulatory and/or legislative changes. On November 17, 2008, the Department of Housing and Urban Development published its Final Rule concerning procedural modifications to the Real Estate Settlement Procedure Act. These changes will require moderate to significant modification to many of our production systems to comply with new form and reporting requirements contained in such Rule and could increase the title insurance industry’s cost of doing business. In addition, multiple states, including California, Florida, New Mexico, New York, Texas, and Washington, are examining additional title insurance regulations some of which would require increased levels of financial, statistical and production aspects of the title insurance business and, depending upon their final form, could increase the title insurance industry’s cost of doing business. If, after a review of all relevant factors permissible under local law and regulation for the setting of rates, it is determined that prices are not appropriate, rate changes may be implemented, including potential rate increases or reductions. Some pricing examinations, like those conducted in Texas and New Mexico, are conducted annually or biannually and usually result in adjustments to the prices we can charge.
     Subsequent to a hearing of the New Mexico title rate case for 2006, which concluded on January 18, 2007, the New Mexico Superintendent of Insurance (the “Superintendent”) issued an order on July 20, 2007 (the “Final

Order”) mandating a rate reduction of 6.36 percent and a change in the agent/underwriter split from 80/20 to 84.2/15.8 effective September 1, 2007. The New Mexico Land Title Association (the “NMLTA”) filed a Motion for Reconsideration with the Superintendent on August 3, 2007. As a result of the Superintendent taking no action with respect to that Motion, on August 20, 2007, the NMLTA filed a Request for Review of Superintendent’s Final Order, a stay and hearing by the New Mexico Public Regulatory Commission (the “Commission”). Various underwriters also filed an appeal to the Commission. On August 28, 2007, the Superintendent issued an Order denying the NMLTA’s Motion for Reconsideration and granting the stay request until the Commission completed its review of the case with a requirement that the rate differential be escrowed during the stay and a notice of potential refund be provided to consumers. The Commission upheld the Final Order and the NMLTA and various underwriters have appealed to the New Mexico district court, with further appellate review available up to the New Mexico Supreme Court. Prior to the notice of appeal, the Commission granted an order continuing the stay of the Final Order and the escrow of the rate differential. On March 5, 2008, the Superintendent issued an order on the completed rate case for 2007 which ordered a 3.1% decrease from the rates ordered in July 2006 and restored the agent/underwriter split to 80/20. Although an appeal of a portion of the order was filed, no appeal was filed to the rate decrease or the change in the split, which took effect July 1, 2008. The New Mexico Division of Insurance held a hearing on June 27, 2008 to consider expanding its statistical plan to gather additional information on title insurers and agents for rate-making purposes. On October 9, 2008, the Superintendent of Insurance issued an order which denied certain proposed revisions and held others in abeyance, resulting in no current change in the data call. The New Mexico title rate case for 2008 was held in November. We are awaiting the release of the rate hearing officer’s Order in this matter.
     The next Texas biennial rate hearing will be held June 2-5, 2009.
     In January 2007, the State of California adopted regulations that would have significant effects on the title insurance industry in California. The Company, as well as others, has been engaged in discussions with the California Department of Insurance (the “CDI”) regarding possible industry reforms that may result in the CDI’s decision to modify or repeal the regulations prior to their implementation. On June 17, 2008, the CDI filed with the Office of Administrative Law revised title insurance regulations containing substantial changes to the existing regulations. Hearings on the revised regulations were held in August. We, through the California Land Title Association, continue to work with the CDI to refine certain aspects of the proposed regulations, including the statistical reporting provisions.
     Based on the information known to management at this time, it is not possible to predict the outcome of any of the currently pending governmental inquiries and investigations into the title insurance industry’s market, business practices, pricing levels, and other matters, or the market’s response thereto. However, any material change in our business practices, pricing levels, or regulatory environment may have an adverse effect on our business, operating results and financial condition.
10. VARIABLE INTEREST ENTITIES
     We enter into joint ventures and partnerships related to our title operations and title plants in the ordinary course of our business. These entities are immaterial to our financial position and results of operations individually and in the aggregate. At December 31, 2007, we had no material exposure to loss associated with variable interest entities to which we are a party.
11. STATUTORY FINANCIAL CONDITION OF INSURANCE SUBSIDIARIES AND RESULTS OF OPERATIONS
     The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States which differ in some respects from statutory accounting practices prescribed or permitted in the preparation of financial statements for submission to insurance regulatory authorities. Combined statutory equity of the Acquired Title Insurance Companies was $428.5 million at December 31, 2007. The difference between statutory equity and equity determined on the basis of accounting principles generally accepted in the United States is primarily due to differences between (1) the provision for policy and contract claims included in the accompanying financial statements and the statutory premium reserve, which is calculated in accordance with statutory requirements, and (2) statutory regulations that preclude the recognition of certain assets and limit the recognition of goodwill and deferred income tax assets. Statutory net income for the Acquired Title Insurance Companies was $37.6 million in 2007.
     Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. These regulatory authorities recognize only statutory accounting practices prescribed or permitted by their individual state for determining and reporting the financial condition and results of operations of an insurance company and for determining their solvency. The National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures manual (“NAIC SAP”) has been adopted as a component of prescribed or permitted practices by each of the states that regulate us. Each of the states has adopted a material prescribed accounting practice that differs from that found in NAIC SAP. Specifically, amounts added to the statutory unearned premium reserve are released more rapidly under NAIC SAP than is allowed by state statute.
     A reconciliation of the Acquired Title Insurance Companies’ net statutory surplus between NAIC SAP and practices prescribed and permitted by these states at December 31, 2007 is shown below:

(In millions)

Statutory surplus	$428.5

State prescribed practices:
Release of statutory premium reserve	22.4

Statutory surplus, NAIC SAP	$450.9

12. FACULTATIVE REINSURANCE
     We cede and assume title policy risks to and from other insurance companies in order to limit and diversify our risk. We cede insurance on risks in excess of certain underwriting limits, which provides for recovery of a portion of losses. We remain contingently liable to the extent that reinsuring companies cannot meet their obligations under reinsurance agreements. The companies that we cede insurance to have financial ratings from external rating agencies of A or better, which indicate an excellent or superior ability to meet their obligations.
     We cede and assume all of our title reinsurance primarily with four other insurance companies. The amount of paid and recovered reinsured losses during the year ended December 31, 2007 was immaterial to our financial position and results of operations. The total amount of premiums for assumed and ceded risks was less than 1 percent of title premiums.
13. RELATED PARTY TRANSACTIONS
     LandAmerica provided certain management and administrative services to its subsidiaries, including the Acquired Title Insurance Companies, such as cash management services, corporate services, and other pooled services. A summary of these agreements in effect through December 31, 2007 was as follows:
•	Premium Concentration and Claims Payment Agreement in which LandAmerica held the premiums collected from customers in a fiduciary capacity and the Acquired Title Insurance Companies were paid monthly. LandAmerica paid claims losses and expenses on behalf of the Acquired Title Insurance Companies. LandAmerica allocated the actual losses associated with these services to the Acquired Title Insurance Companies on a proportion reasonably related to the Acquired Title Insurance Companies use of these services.

•	Consolidated Payroll and Accounts Payable Agreement in which LandAmerica paid wages, salaries, benefits, worker’s compensation insurance and other related expenses and obligations for personnel employed by the Acquired Title Insurance Companies. LandAmerica processed accounts payable for expenses arising in the Acquired Title Insurance Companies’ ordinary course of business.

LandAmerica allocated the actual costs associated with these services to the Acquired Title Insurance Companies on a proportion reasonably related to the Acquired Title Insurance Companies use of these services.

•	Management and Corporate Services and Employee Services Agreements in which LandAmerica provided general management, claims administration, internal audit, legal, accounting, tax, purchasing, advertising, public relations, banking, cash management, human resources, employee benefits and other corporate and administrative support to the Acquired Title Insurance Companies. LandAmerica allocated the actual costs associated with these services to the Acquired Title Insurance Companies on a proportion reasonably related to the Acquired Title Insurance Companies use of these services.
     A detail of related party transactions recorded through the intercompany accounts for the year ended December 31, 2007 were as follows:

(In millions)

Premium concentration	$1,750.8
Accounts payable	(847.9)
Payroll	(737.3)
Claims payments	(177.8)
Federal taxes	(15.0)
Management and corporate services, employee services, and other	36.6
     We believe that the amounts charged to the Acquired Title Insurance Companies under each of the foregoing service arrangements are fair and reasonable.
14. SUBSEQUENT EVENTS (UNAUDITED)
     Policy and Contract Claims — We review our claims experience quarterly and evaluate the adequacy of our claims reserve as experience develops or new information becomes known. We consider factors such as historical timing of reported claims and claims payments against actual experience by year of policy issue to determine the amount of claims liability required for each policy year. We also consider the impact of current trends in marketplace activity, including refinance activity (which may shorten the time period a policy is outstanding), bankruptcies and individual large claims attributable to any particular period in determining the expected liability associated with each year. These ultimate loss projections are compared to those used to develop recorded reserves at the prior balance sheet date to evaluate the adequacy of such recorded reserves and any necessary adjustments are included in current expenses. Claims payment experience has historically extended for more than 20 years after the issuance of a policy. Due to the length of time over which claim payments are made and changes in underlying economic conditions, these estimates are subject to variability. Since we are subject to liability for claims for an extended period of time, slight increases in claims frequency and severity for more recent policy years can result in a significant increase in the amount of liability required for potential claims.
     During 2008, our provision for claims as a percentage of operating revenue trended upward, primarily due to an increase in claims frequency and dollar amount (“severity”) for more recent policy years. Additionally, based on continued adverse trends for reported and paid claims during 2008, we more heavily weighted the most recent years’ loss experience in the actuarial model and incorporated that data into the assumptions and factors that determine ultimate expected loss experience for all prior calendar years. In 2008, we recorded an additional $152.1 million to our reserve for policy and contract claims relating to 2007 and prior policy years.
     Goodwill — Goodwill is tested for impairment on an annual basis, and more frequently if indicators of potential impairment exist. In connection with LandAmerica’s 2008 annual impairment test, several impairment indicators present as of September 30, 2008, caused us to accelerate the completion of that process. Such indicators may include a sustained, significant decline in our share price and market capitalization, a decline in our expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, the testing for recoverability of our long-lived assets, and/or slower growth rates, among others. During 2008, we experienced lower than expected operating profits and cash flows due to the adverse conditions in the real estate market. Additionally, our projected discounted cash flows declined when compared to our prior period impairment tests as a result of the increase in the discount rate. The discount rate, which reflects our cost of capital plus the anticipated return on capital the marketplace would require, increased significantly to reflect a premium for the estimated additional uncertainty associated with our future cash flows. As a result, the fair value of LandAmerica’s Title Operations segment as determined using present value of our projected discounted cash flows, indicated the impairment of recorded goodwill at September 30, 2008. During 2008, we recorded a goodwill impairment charge of $131.0 million for the Acquired Title Insurance Companies which was based on an allocation of the impairment charge recorded in 2008 in LandAmerica’s Title Operation segment.